Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-214721 and 333-206855) and Form S-8 (Nos. 333-214722 and 333-207212) of La Jolla Pharmaceutical Company of our report dated February 23, 2017, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of La Jolla Pharmaceutical Company for the year ended December 31, 2016.

/s/ SQUAR MILNER LLP

San Diego, California
March 20, 2017